Exhibit 99.1

FOR IMMEDIATE RELEASE
May 17, 2019

ARC GROUP WORLDWIDE ANNOUNCES THIRD QUARTER 2019 RESULTS

DELAND, FL., May 17, 2019—ARC Group Worldwide, Inc. (“ARC” or the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing, today reported its results for the third fiscal quarter ending March 31, 2019.

Highlights for the third quarter of fiscal year 2019 compared to the third quarter fiscal year 2018 for Continuing Operations:

•Sales of $19.9 million, a decrease of 5.7%;

•Gross Deficit of $(0.2) million, a decrease of 113.7%;

•EBITDA of $(0.4) million, a decrease of 142.6%

Highlights for the first nine months ended March 31, 2019, compared to the first nine months ended April 1, 2018 for Continuing Operations:

•Sales of $61.3 million, an increase of 6.6%;

•Gross Profit of $4.4 million, an increase of 69.7%;

•EBITDA of $2.9 million, an increase of 2977.8%

Quarterly Financial Summary

The following analysis is performed over Sales, Gross Profit, and EBITDA from Continuing Operations for the comparative periods identified unless otherwise noted.

We experienced continued sales growth, with an increase of approximately $3.8 million for the nine months ended March 31, 2019, as compared to the prior period last year.  This was primarily driven by higher metal injection molding (“MIM”) and plastics sales, which was due to the combination of sales with higher order volumes in the aerospace, medical, and firearms and defense markets.  Furthermore, the Company submitted for customer approval an additional two aerospace components and acquired a new aerospace customer.  The sales increases were magnified by the effectiveness of the cost reduction initiatives in the Precision Components Group that continue to provide benefit.

Fiscal third quarter 2019 Revenue was $19.9 million, compared to $21.0 million in our fiscal third quarter 2018.  The decrease in revenue was primarily driven by lower sales in our Plastics division from reduced orders in the defense market.  Additionally, the Company began divesting low margin and unprofitable programs across all of the Precision Components Group.  This process is expected to continue in fiscal fourth quarter of 2019.

Fiscal third quarter 2019 Gross Deficit was $(0.2) million, compared to a gross margin of $1.7 million in our fiscal third quarter 2018.  The decrease in gross profit is related to an initial increase in staffing early in fiscal year 2019 as well as the aforementioned decline in plastics sales and a significant labor reduction.  The Precision Components Group, mainly through the ARC Colorado facility, has implemented a plan to reduce costs by $7.1 million on an annualized basis beginning in March 2019.  This plan included cancelling certain operating leases, building leases, increased spending controls, and a labor reduction of approximately 32% of the workforce.  Additionally, the Company started and will continue adjusting pricing or divesting unprofitable business programs to reduce the level of fixed costs.  At the end of Q3 2019, the cost improvement plan was approximately 53% completed, with approximately 91% completion achieved at the end of April 2019.

EBITDA was $(0.4) million in the fiscal third quarter 2019 compared to $0.9 million in the fiscal second quarter 2018.  Like Gross Profit, EBITDA was negatively impacted by the decreased revenues, and staffing increases early in the quarter.

Fiscal YTD 2019 Revenues was $61.3 million, compared to $57.6 million for fiscal YTD 2018.  The increase in revenue was primarily driven by higher MIM and plastics sales during fiscal 2019 as compared to fiscal 2018, as well as the continued improvement in the firearms and defense industry during fiscal 2019 due to the sales decline in the industry noted during the first part of 2018.

Gross Profit was $4.4 million YTD 2019 compared to $2.6 million for YTD 2018.  The increase in gross profit was due to the increase in sales, cost reduction initiatives, and the continued diversification into aerospace and medical industries, which historically have higher profit margins.

EBITDA was $2.9 million for YTD 2019, compared to $(0.1) for YTD 2018.  The increase in EBITDA is due to the cost reduction initiatives and diversification, as noted above.

Further, the Company’s finalized the sale of 3D Material Technologies (“3DMT”) to Aerojet Rockedyne, Inc. (“Aerojet”).  Aerojet assumed all assets and liabilities of 3DMT, including future operating lease obligations.  For the fiscal third quarter 2019, 3DMT had EBITDA loss of ($2.8) million and a loss of $(3.9) million for YTD 2019.  3DMT has been recorded as discontinued operations in the financial statements

ARC’s CEO, Alan Quasha, commented, “The results of the past quarter were quite disappointing and reflect, in addition to subpar performance in Colorado and Stamping, the implementation of our restructuring efforts which are still ongoing this quarter and beginning to show healthy signs of progress.  During the quarter, we concluded the sale of the 3DMT business and ceased other unprofitable business operations.  Although our internal restructuring plan will take additional time to fully bear fruit, we believe that we are at a turning point and that management’s financial and strategic decisions will provide a pathway to profitability.

The sale of the 3DMT division was an important step in the right direction as that business had a negative EBITDA of almost $3.9 million in the first nine months.

In addition, several other steps in our restructuring plan have been implemented:  The aforementioned cost reduction measures related to the Precision Components Group, reducing costs by $7.1 million.  Further, we  chose to move our medical clean room to our existing Firestone, Colorado location and mainly Florida, which is focused on medical and close an independent small facility in Colorado, which will save us $567,000 annually.  In our Tooling division, we have reduced our leased space by more than half to right-size it to our production needs, saving us almost another $100,000 annually.  Additional changes were made for the purpose of obtaining efficiencies in regard to reduce labor costs, overtime, and shipping costs.  As a post-script to the results reported in the 10-Q, our total annual reorganizational plan savings, between ARC Colorado and ARC Stamping, have been $6.8 million to date, which reflects initiatives that began during the last few weeks in March and continued through the end of April.

In addition to cutting expenses, we are also focusing on achieving higher sales volumes by optimizing engineering, tooling, quality, purchasing, planning and other support areas.

As disclosed in the 10-Q as a subsequent event, we have also arranged for $7.5 million in new loans to the Company that will also permit us to meaningfully extend the maturity dates on all of our credit facilities while we arrange and negotiate long-term solutions to our balance sheet.

While our performance in the 3rd quarter was disappointing, we have made management changes to rectify performance.  In addition, we took 4 important measures to restructure the Company, each of which is significant by itself.  We exited our 3D business which was draining significant cash every quarter.  We put in a plan to reduce expenses by over $8 million, almost all of which will be completed by the end of this quarter.  We put in place a more stable debt structure which extended the maturity date until the end of 2020 and allows us time, and with our restructuring moves, the opportunity to put much longer term debt in place.  Finally, we weeded out our poor loss making clients and have added larger, much higher margin business.  The net result it likely to be a relatively poor 4th quarter, but substantially improved performance for our next fiscal year beginning in July.”

GAAP to Non-GAAP Reconciliation

The Company has provided non-GAAP financial information to provide additional, meaningful comparisons of current results to prior periods’ results by excluding items that the Company does not believe are representative or indicative of its results of operations.  Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States.  The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.  Specifically, EBITDA from Continuing Operations, EBITDA Margin from Continuing Operations, Facility EBITDA from Continuing Operations, Facility EBITDA Margin from Continuing Operations, Adjusted Earnings, and Adjusted Earnings Per Share are non-GAAP financial measures.  EBITDA Margin from Continuing Operations and Facility EBITDA Margin from Continuing Operations are calculated by dividing EBITDA from Continuing Operations and Facility EBITDA from Continuing Operations, respectively, by sales.

The reconciliation to GAAP is as follows (dollars in thousands):

	March 31	April 1
For the three months ended:	2019	2018
Net Loss	$(6,181)	$(3,116)
Interest Expense, Net	936	857
Income Taxes	(796)	(13)
Depreciation and Amortization	2,656	2,381
Adjustment to Exclude Loss from Discontinued Operations	3,005	787
EBITDA from Continuing Operations	$(380)	$896
EBITDA Margin from Continuing Operations	(1.9)%	4.3%
Corporate Expenses	471	946
Facility EBITDA from Continuing Operations	$91	$1,842
Facility EBITDA Margin from Continuing Operations	0.5%	8.8%

Net Loss	$(6,181)	$(3,116)
Adjustment to Exclude Loss from Discontinued Operations, Net of Tax	3,005	787
Adjusted Earnings	$(3,176)	$(2,329)
Adjusted Earnings Per Share	$(0.14)	$(0.12)
Weighted Average Common Shares Outstanding	23,366,267	20,051,710

EBITDA from Continuing Operations excludes interest expense, net and income taxes as these items are associated with our capitalization and tax structures.  EBITDA from Continuing Operations also excludes depreciation and amortization expense as these non-cash expenses reflect the impact of prior capital expenditure decisions, which may not be indicative of future capital expenditure requirements.  EBITDA from Continuing Operations excludes the (income) or loss associated with discontinued operations.

Facility EBITDA from Continuing Operations consists of EBITDA from our operating segments, which excludes Corporate Expenses.  We believe this is a meaningful measurement of the operating performance of our manufacturing facilities.  Corporate Expenses primarily consist of costs not allocated to our manufacturing facilities, such as compensation related costs for employees assigned to corporate, board of directors’ fees and expenses, professional fees, insurance costs, and marketing costs.

Adjusted Earnings removes the impact of reorganization/transaction related expenses and the impact of discontinued operations.  Reorganization expenses are primarily labor and labor related costs associated with the termination of employees.  Transaction expenses are primarily professional fees related to the refinancing of debt and the sale of non-core assets.

About ARC Group Worldwide

ARC Group Worldwide, Inc. is a global advanced manufacturing provider focused on accelerating speed to market for its customers.  ARC provides a holistic set of precision manufacturing solutions, from design and prototyping through full run production.  These solutions include metal injection molding, metal stamping, plastic injection molding, clean room injection molding, thixomolding, and rapid and conformal tooling.  Further, ARC utilizes technology to improve automation in manufacturing through robotics, software and process automation, and lean manufacturing to improve efficiency.

Forward Looking Statements

This press release may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC's current expectations, estimates, and projections about future events.  These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements, and financial projections, including ARC's ability to expand its services and realize growth.  These statements are not historical facts or guarantees of future performance, events, or results.  Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries.  Accordingly, actual results may differ materially.  ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  For further information on risks and uncertainties that could affect ARC’s business, financial condition and results of operations, readers are encouraged to review Item 1A. – Risk Factors and all other disclosures appearing in ARC’s Form 10-K for the fiscal year ended June 30, 2018, as well as other documents ARC files from time to time with the Securities and Exchange Commission.

CONTACT:

Investor Relations

PHONE: (303) 467-5236

Email: InvestorRelations@arcw.com

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except for share and per share amounts)

	For the three months ended		For the years ended
	March 31,	April 1,	March 31,	April 1,
	2019	2018	2019	2018
Sales	$19,856	$21,046	$61,328	$57,559
Cost of sales	20,086	19,365	56,958	54,984
Gross profit	(230)	1,681	4,370	2,575
Selling, general and administrative	2,909	3,062	9,388	9,734
Income from operations	(3,139)	(1,381)	(5,018)	(7,159)
Other (expense) income, net	103	(104)	193	24
Interest expense, net	(936)	(857)	(2,765)	(2,744)
Loss before income taxes	(3,972)	(2,342)	(7,590)	(9,879)
Income tax benefit (expense)	796	13	728	207
Net loss from continuing operations	(3,176)	(2,329)	(6,862)	(9,672)
Loss on sale of subsidiaries and loss from discontinued operations, net of tax	(3,005)	(787)	(4,559)	(1,321)
Net loss	$(6,181)	$(3,116)	$(11,421)	$(10,993)

Net loss per common share, basic and diluted:
Continuing operations	$(0.14)	$(0.12)	$(0.29)	$(0.51)
Discontinued operations	$(0.12)	$(0.04)	$(0.20)	$(0.07)
Attributable to ARC Group Worldwide, Inc.	$(0.26)	$(0.16)	$(0.49)	$(0.58)

Weighted average common shares outstanding:
Basic and diluted	23,366,267	20,051,710	23,355,074	18,832,365

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share data)

	March 31, 2019	June 30, 2018
ASSETS
Current assets:
Cash	$222	$365
Accounts receivable, net	11,243	11,103
Inventories, net	14,664	12,102
Prepaid expenses and other current assets	1,578	2,781
Current assets of discontinued operations	—	547
Total current assets	27,707	26,898
Property and equipment, net	35,069	36,879
Goodwill	6,412	6,412
Intangible assets, net	13,738	16,270
Other	264	347
Long-term assets of discontinued operations	—	3,127
Total assets	$83,190	$89,933

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$13,770	$11,345
Accrued expenses and other current liabilities	2,486	2,000
Deferred revenue	262	825
Bank borrowings, current portion of long-term debt and unamortized financing costs	1,604	1,721
Capital lease obligations, current portion	1,176	456
Accrued escrow obligations, current portion	595	943
Current liabilities of discontinued operations	—	1,422
Total current liabilities	19,893	18,712
Long-term debt, net of current portion and unamortized financing costs	41,015	37,013
Capital lease obligations, net of current portion	1,363	617
Other long-term liabilities	27	965
Long-term liabilities of discontinued operations	—	462
Total liabilities	62,298	57,769

Commitments and contingencies (Note 11)

Stockholders' Equity:
Preferred stock, $0.001 par value, 2,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.0005 par value, 250,000,000 shares authorized; 23,385,657 shares issued and 23,377,256 shares issued and outstanding at March 31, 2019, and 23,324,316 shares issued and 23,315,915 shares issued and outstanding at June 30, 2018	12	12
Treasury stock, at cost; 8,401 shares at March 31, 2019 and June 30, 2018	(94)	(94)
Additional paid-in capital	42,087	41,829
Accumulated deficit	(21,047)	(9,627)
Accumulated other comprehensive income	(66)	44
Total stockholders' equity	20,892	32,164
Total liabilities and stockholders' equity	$83,190	$89,933

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the nine months ended
	March 31, 2019	April 1, 2018
Cash flows from operating activities:
Net loss	$(11,421)	$(10,993)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	7,707	7,630
Share-based compensation expense	229	484
Loss on sale of asset	62	170
Loss on sale of subsidiaries	2,126	109
Bad debt expense and other	75	12
Changes in operating assets and liabilities:
Accounts receivable	(172)	(469)
Inventory	(2,560)	1,247
Prepaid expenses and other assets	1,677	124
Accounts payable	2,857	3,148
Accrued expenses and other liabilities	(766)	(1,758)
Deferred revenue	(563)	(35)
Net cash used in operating activities	(749)	(331)

Cash flows from investing activities:
Purchases of property and equipment	(1,174)	(4,432)
Proceeds from sale of subsidiary	—	3,000
Net cash used in investing activities	(1,174)	(1,432)

Cash flows from financing activities:
Proceeds from debt issuance	56,276	74,956
Repayments of long-term debt and capital lease obligations	(54,308)	(83,772)
Proceeds from rights offering, net	—	9,783
Issuance of common stock under employee stock purchase plan and exercise of stock options	29	210
Net cash provided by financing activities	1,997	1,177
Effect of exchange rates on cash	(217)	461
Net decrease in cash	(143)	(125)
Cash, beginning of period	365	593
Cash, end of period	$222	$468
Supplemental disclosures of cash flow information:
Cash paid for interest	$1,874	$2,079
Cash paid for income taxes, net of refunds	$24	$52

ARC Group Worldwide, Inc.

Unaudited Condensed Consolidated Segment Information

(in thousands)

	Three months ended		Fiscal Years Ended March 31,
	March 31,	April 1,	2019	2018
	2019	2018
Sales:
Precision Components Group	$15,032	$16,248	$46,667	$43,650
Stamping Group	4,824	4,798	14,661	13,909
Consolidated sales	$19,856	$21,046	$61,328	$57,559

Operating costs:
Precision Components Group	$16,665	$16,747	$47,600	$47,369
Stamping Group	5,757	4,910	16,328	14,657
Consolidated operating costs	$22,422	$21,657	$63,928	$62,026

Segment operating loss:
Precision Components Group	$(1,633)	$(499)	$(933)	$(3,719)
Stamping Group	(933)	(112)	(1,667)	(748)
Corporate	(573)	(770)	(2,418)	(2,692)
Total segment operating loss	$(3,139)	$(1,381)	$(5,018)	$(7,159)

Interest expense, net	(936)	(857)	(2,765)	(2,744)
Other income (loss), net	103	(104)	193	24
Non-operating expense	(833)	(961)	(2,572)	(2,720)
Consolidated loss before income taxes and non-controlling interest	$(3,972)	$(2,342)	$(7,590)	$(9,879)